LAIDLAW INTERNATIONAL, INC.

POWER OF ATTORNEY

Know all men by these presents, that the undersigned officers and/or directors of Laidlaw International, Inc. (the "Company") hereby constitute and appoint Ivan R. Cairns with full power of substitution and resubstitution, as attorney of the undersigned, to sign all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transaction in securities of the Company pursuant to the Securities Exchange Act of 1934, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.
IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 15th day of July, 2003.



/s/ Douglas A. Carty
    Douglas A. Carty